COMPANY CONTACT:         Tony M. Shelby
                         Chief Financial Officer
                         (405) 235-4546

KCSA CONTACT:            Leslie A. Schupak/Joe Mansi
                         (212) 682-6300, ext. 205/207

May 5, 2005

                                                                                                                        AMEX: LXU

LSB INDUSTRIES, INC. REPORTS

RESULTS FOR THE FIRST QUARTER 2005

Oklahoma City, Oklahoma . . . May 5, 2005. . . LSB Industries, Inc. (AMEX: LXU).

 Results for the three months ended March 31, 2005

 Net sales for the quarter ended March 31, 2005 and 2004 were $86.7 and $83.8 million, respectively, an increase of $2.9 million.

For the three months ended March 31, 2005, the Company reported net income before preferred stock dividends of $1.4 million. After deducting dividend requirements for preferred stocks, which were not declared or paid, the net income applicable to common stock was $851,000 or $.06 per share fully diluted.

For the three months ended March 31, 2004, net loss was $118,000, after a charge for a cumulative effect of accounting change of $536,000. After deducting dividend requirements for preferred stocks, which were not declared or paid, net loss applicable to common stock was $685,000 or $.05 per share fully diluted.

 Climate Control Business

For the first quarter 2005, our Climate Control Business continued a favorable sales trend with sales up $3.9 million, or 13%, as compared to the same period a year ago. New orders continued to be strong, up approximately 25% over last year. Although Climate Control sales were $3.9 million higher, their operating profit of $2.6 million was $1.1 million less than last year. The lower operating profit relative to sales volume was primarily a result of our inability to increase selling prices quickly enough to offset the increase in costs of our steel and copper raw materials and purchased components.

(continued)

Chemical Business

 The operating profit in our Chemical Business was $1.8 million for the first quarter 2005 compared to an approximate breakeven for the same period of the prior year. The $1.8 million improvement in operating profit was primarily due to improved operating results achieved by our Cherokee, Alabama, nitrogen chemical plant operation, a general improvement in nitrogen market conditions and the recovery of approximately $ .9 million of catalyst metals in the first quarter 2005. The improved operating results were offset by the effect on earnings of the lost production resulting from the mechanical failure of one of our four nitric acid plants at the El Dorado, Arkansas, facility. The failure, which resulted in major damage, occurred on October 7, 2004, and is not expected to return to normal operation until the middle of May 2005. There is a 45-day waiting period before business interruption coverage begins. Any business interruption insurance recovery will be recorded.

 Conference Call

 LSB Management will conduct a conference call to discuss the first quarter results on May 10, 2005, beginning at 10:30 central time. A live web cast of the conference call will be available from LSB's website www.lsb-okc.com and will be archived for playback for three months.

The Company is a manufacturing, marketing, and engineering company with activities on a world wide basis. The Company's principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities. The Company's stock is traded on the AMEX under the symbol LXU.

# # #

 LSB Industries, Inc.

Financial Highlights (Notes)

Three Months Ended March 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

(unaudited)

2005	2004
Net sales	$86,681	$83,792
Cost of sales	72,132	72,513
Gross profit	14,549	11,279

Selling, general and administrative expenses	12,468	11,440
Operating income (loss)	2,081	(161)

Other income (expense):
Other income	2,106	2,096
Interest expense	(2,535)	(1,298)
Other expense	(238)	(215)
Income before provision for income taxes and cumulative effect of accounting change	1,414	422
Provision for income taxes	-	(4)
Income before cumulative effect of accounting change	1,414	418
Cumulative effect of accounting change	-	(536)
Net income (loss)	$1,414	$(118)
Preferred Stock dividend requirement	$563	$567

Net income (loss) applicable to common stock	$851	$(685)

Net income (loss) per common share:
Basic and Diluted:
Income (loss) before cumulative effect of accounting change	$.06	$(.01)
Cumulative effect of accounting change	-	(.04)
Net income (loss)	$.06	$(.05)

(See accompanying notes)

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Three Months Ended March 31, 2005 and 2004

(unaudited)

Note 1: Certain reclassifications have been made to the Financial Highlights for 2004 to conform to the Financial Highlights presentation for 2005.

Note 2: The first quarter 2005 results were adversely affected as a result of a mechanical failure of one of the four nitric acid plants at the El Dorado, Arkansas, plant. The failure, which resulted in major damage to a gas expander, caused the plant that normally produces 10,000 tons per month of nitric acid to go down on October 7, 2004. Management estimates that the plant will not be back to normal production until the middle of May 2005.

Note 3: During the first quarter of 2004, we recognized a gain of $1.8 million (which is classified as other income in the accompanying Financial Highlights) from the sale of certain non-operating assets.

Included in other income for the first quarter 2005 is $1.1 million in proceeds receivable from certain key man life insurance policies in excess of the present value of the Company's obligations for benefits.

Note 4: Effective March 31, 2004, we were required under FASB Interpretation No. 46 "Consolidation of Variable Interest Entities", to consolidate the assets, liabilities and results of operations of the parent company of a French manufacturer of HVAC equipment in our consolidated financial statements from March 31, 2004 forward. However, based on our assessment in the third quarter of 2004 of the parent company and the French manufacturer's actual and projected liquidity and results of operations, we concluded that notes receivable from the parent were not recoverable and, as a result, effective July 1, 2004, we forgave the balance owed pursuant to the notes receivable in exchange for, among other things, an extension of the expiration date of a subsidiary's option to acquire the stock of the parent company of the French manufacturer. As a result of the cancellation, we no longer bear the majority of the risk of loss of this entity and are no longer required to consolidate this entity.

Note 5: Net income (loss) applicable to common stock is computed by adjusting net income (loss) by the amount of preferred stock dividends. Basic net income (loss) per common share is based upon net income (loss) applicable to common stock and the weighted average number of common shares outstanding during each period. Diluted income (loss) per share is based on the weighted average number of common shares and dilutive common equivalent shares outstanding, if any, and the assumed conversion of dilutive convertible securities outstanding, if any.

Note 6: Information about the Company's operations in different industry segments for the three months ended March 31, 2005 and 2004 is detailed on the following page.

(continued)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Three Months Ended March 31, 2005 and 2004
(unaudited)
2005	2004
(in thousands)
Net sales:
Climate Control	$35,504	$31,549
Chemical	49,935	51,246
Other	1,242	997
	$86,681	$83,792

Gross profit:
Climate Control	$10,008	$10,382
Chemical	4,111	568
Other	430	329
	$14,549	$11,279

Operating profit:
Climate Control	$2,579	$3,698
Chemical	1,818	9
	4,397	3,707
General corporate expenses and other business operations, net	(373)	(1,987)
Interest expense	(2,535)	(1,298)
Provision for impairment on long-lived assets	(75)	-
Income before provision for income taxes and cumulative effect of accounting change	$1,414	$422